As filed with the Securities and Exchange Commission on March 18, 2020
Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT
OF 1933

Independence Contract Drilling, Inc.
(Exact name of registrant as specified in its charter)

Delaware	37-1653648
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

20475 State Highway 249, Suite 300 Houston, Texas	77070
(Address of Principal Executive Offices)	(Zip Code)
Independence Contract Drilling, Inc.
2019 Omnibus Incentive Plan
(Full title of the plan)
Philip A. Choyce
Executive Vice President and Chief Financial Officer
Independence Contract Drilling, Inc.
20475 State Highway 249, Suite 300
Houston, Texas 77070
(281) 598-1230
(Name, address and telephone number, including area code, of agent for service)

Copy to:
David C. Buck
Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, Texas 77002
(713) 495-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☑

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price	aggregate offering	registration
to be registered	registered(1)	per share(2)	price	fee
Common Stock, par value $0.01 per share (“Common Stock”)	275,000 shares	$1.63	$448,250	$57.44

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares as may be necessary to account for adjustment provisions under the Independence Contract Drilling, Inc. 2019 Omnibus Incentive Plan, as amended (the “Plan”) as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee on the basis of $1.63, which is the average of the high and low trading prices per share of common stock of the Registrant as reported by the New York Stock Exchange on March 16, 2020 (after giving effect to a 1-for-20 reverse stock split effective March 11, 2020).

EXPLANATORY NOTE
Pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), Independence Contract Drilling, Inc. (“ICD,” the “Company” or the “Registrant”) is filing this registration statement to register 275,000 additional shares of its common stock pursuant to the Independence Contract Drilling, Inc. 2019 Omnibus Incentive Plan (as may be further amended from time to time, the “Plan”), not previously registered, including awards that may be issued after the date of this registration statement. The Board of Directors of the Company recommended for approval and, on June 4, 2019, the stockholders of the Company approved and adopted the Plan. The number of shares of the Company’s common stock registered hereunder give effect to a 1-for-20 reverse stock split effective March 11, 2020 (reduced from the 5,500,000 shares of the Company’s common stock originally authorized and approved).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(1)
the description of the Company’s common stock, par value $0.01 per share contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on August 5, 2014 (File No. 001-36590), and any amendment or report filed for the purpose of updating that description;

(2)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019; and

(3)	the Company’s Current Reports on Form 8-K filed on February 7, 2020, February 13, 2020, February 28, 2020 (filed portion only) and March 11, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Notwithstanding the foregoing, the Registrant is not incorporating any document or other information furnished and not filed in accordance with Commission rules.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
Not applicable.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36590) filed on August 13, 2014).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36590) filed on March 5, 2019).

4.3	Independence Contract Drilling, Inc. 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-36590) filed on March 5, 2019).

5.1*	Opinion of Sidley Austin LLP regarding the validity of the securities being registered (filed herewith).

23.1*	Consent of Sidley Austin LLP (contained in Exhibit 5.1).

23.2*	Consent of BDO USA, LLP (filed herewith).

24.1*	Power of Attorney (included on signature pages of this Registration Statement).

Item 9.	Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on March 18, 2020.

INDEPENDENCE CONTRACT DRILLING, INC.
By:	/s/ Philip A. Choyce
Philip A. Choyce
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below appoints J. Anthony Gallegos, Jr. and Philip A. Choyce, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on March 18, 2020.

Signature	Title

/s/ Thomas R. Bates, Jr.	Chairman of the Board
Thomas R. Bates, Jr.

/s/ J. Anthony Gallegos, Jr.	Director, President and Chief Executive Officer
J. Anthony Gallegos, Jr.

/s/ Philip A. Choyce	Executive Vice President and Chief Financial Officer
Philip A. Choyce

/s/ Michael J. Harwell	Vice President-Finance and Chief Accounting Officer
Michael J. Harwell

/s/ Matthew D. Fitzgerald	Director
Matthew D. Fitzgerald

/s/ Daniel F. McNease	Director
Daniel F. McNease

/s/ James G. Minmier	Director
James G. Minmier

/s/ Adam Piekarski	Director
Adam Piekarski